Exhibit 2.19

                          COUNTRYSIDE POWER INCOME FUND

                                     - and -

                       COUNTRYSIDE CANADA ACQUISITION INC.

                                     - and -

                            U.S. ENERGY SYSTEMS, INC.

                                     - and -

                            US CANADA HOLDINGS CORP.

                                     - and -

                             USE CANADA ENERGY CORP.

================================================================================

                              ACQUISITION AGREEMENT

================================================================================

                                  April 8, 2004

                      -----------------------------------
                      GOODMANS         GOODMANS LLP
                                  BARRISTERS & SOLICITORS
                      -----------------------------------

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                                TABLE OF CONTENTS

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                                                                                              Page
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Article 1 INTERPRETATION ....................................................................    2
         1.1      Definitions ...............................................................    2
         1.2      Schedules .................................................................    6
         1.3      Headings ..................................................................    7
         1.4      Gender and Number .........................................................    7
         1.5      Currency ..................................................................    7
         1.6      Day Not a Business Day ....................................................    7
         1.7      Accounting Principles .....................................................    7
         1.8      Waiver, Amendment .........................................................    7
         1.9      Construction ..............................................................    7
Article 2 PURCHASE AND SALE OF THE PURCHASED SECURITIES .....................................    8
         2.1      Purchase and Sale .........................................................    8
         2.2      Satisfaction of Sale Price ................................................    8
Article 3 REPRESENTATIONS AND WARRANTIES ....................................................    8
         3.1      Representations and Warranties of the Fund ................................    8
         3.2      Representations and Warranties of Countryside Acquisition .................    9
         3.3      Representations and Warranties of USE Canada Holdings .....................    9
         3.4      Representations and Warranties of USE Canada ..............................   10
         3.5      Representations and Warranties of USEY, USE Canada Holdings and USE Canada    11
         3.6      No Finders' Fee ...........................................................   18
         3.7      Survival of Representations and Warranties ................................   18
Article 4 CLOSING CONDITIONS ................................................................   19
         4.1      Conditions Precedent to Closing ...........................................   19
Article 5 COVENANTS OF THE PARTIES ..........................................................   21
         5.1      Covenant Regarding Representations, Warranties and Conditions .............   21
         5.2      Conduct of Business Prior to Closing ......................................   21
         5.3      Transfer of the Purchased Shares ..........................................   21
         5.4      Filings and Authorizations ................................................   21
         5.5      Cooperation ...............................................................   21
         5.6      Section 116 Certificate ...................................................   21
         5.7      U.S. Energy Agreements ....................................................   22
Article 6 REMEDIES                                                                              22
         6.1      Indemnification ...........................................................   22
         6.2      Indemnified Persons .......................................................   23
         6.3      Limitations of Liability ..................................................   23
         6.4      Notice of Claim ...........................................................   24
         6.5      Procedure for Indemnification .............................................   24
         6.6      Injunctive Relief .........................................................   25
         6.7      No Requirement to Exhaust Claims ..........................................   25
         6.8      Claims ....................................................................   25
Article 7 TERMINATION .......................................................................   25
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
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         7.1      Termination ...............................................................   25
Article 8 CLOSING                                                                               26
         8.1      Location and Time of the Closing ..........................................   26
         8.2      Closing Procedures ........................................................   26
Article 9 GENERAL MATTERS ...................................................................   27
         9.1      Severability ..............................................................   27
         9.2      Enurement .................................................................   27
         9.3      Assignment ................................................................   27
         9.4      Notices ...................................................................   28
         9.5      Non-Merger ................................................................   29
         9.6      Governing Law .............................................................   29
         9.7      Attornment ................................................................   29
         9.8      Limitation of Liability in Respect of the Fund ............................   29
         9.9      Time of Essence ...........................................................   29
         9.10     Entire Agreement ..........................................................   30
         9.11     Counterparts ..............................................................   30
         9.12     Further Assurances ........................................................   30
         9.13     Corporate Name ............................................................   30
         9.14     Public Announcements ......................................................   30
         9.15     Cooperation with Respect to Government Filings and Reports ................   30
Schedule "A" - Form Of Undertaking To Release Security ......................................   33
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                                     - ii -
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                              ACQUISITION AGREEMENT

            THIS AGREEMENT is made as of the 8th day of April, 2004.

B E T W E E N:

                              COUNTRYSIDE POWER INCOME FUND, a trust formed under the laws of the Province of Ontario,

                              (the "Fund")

                              - and -

                              COUNTRYSIDE CANADA ACQUISITION INC., a corporation existing under the laws of Canada,

                              ("Countryside Acquisition")

                              - and -

                              U.S. ENERGY SYSTEMS, INC., a corporation existing under the laws of the State of Delaware,

                              ("USEY")

                              - and -

                              USE CANADA HOLDINGS CORP., a corporation existing under the laws of Canada,

                              ("USE Canada Holdings")

                              - and -

                              USE CANADA ENERGY CORP., a corporation existing under the laws of Canada.

                              ("USE Canada")

RECITALS:

A. The Fund intends to complete an offering (the "Offering") of its trust units
(the "Units") to the public under the Prospectus (as defined herein) filed with the securities regulatory authorities in each of the provinces and territories of Canada.

B. The Fund will use a portion of the net proceeds of the Offering (after deducting certain fees and expenses of the Offering payable by the Fund) to subscribe for notes of Countryside Canada Power Inc. ("Countryside Canada").

C. The Fund will use the remaining net proceeds of the Offering to subscribe for common shares of Countryside Canada, representing all of the outstanding shares of Countryside Canada.

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D. Countryside Canada will use a portion of the net proceeds from the Offering
($21,678,522) to subscribe for shares of Countryside Acquisition.

E. Countryside Acquisition will borrow $30 million from third party lenders under a $35 million senior secured credit facility (the "New Credit Facility").

F. Countryside Acquisition will use $17,635,090 of the proceeds from the New
Credit Facility and the share issuance to Countryside Canada to purchase all of the outstanding shares of USE Canada Holdings.

G. Countryside Acquisition will use the balance of the proceeds from the New
Credit Facility and the share issuance to Countryside Canada ($29,343,432) to subscribe for additional shares of USE Canada Holdings which USE Canada Holdings will, in turn, use to subscribe for additional shares of USE Canada. USE Canada will use a portion of the proceeds from the subscription by USE Canada Holdings to repay in full debt owing to The Toronto-Dominion Bank under its current credit facility (the "Current Credit Facility") and a portion to repay intercompany loans from USEY.

H. Immediately following the completion of the transaction of purchase and sale described in Article 2 below (the "Closing"), the Fund will, indirectly through Countryside Canada, hold 100% of the shares of Countryside Acquisition, Countryside Acquisition will own 100% of the shares of USE Canada Holdings and USE Canada Holdings will own 100% of the shares of USE Canada which owns the Business (as defined below).

I. The Underwriting Agreement provides that, as a condition to the completion of the Offering, the Fund, Countryside Acquisition, and USEY enter into this Agreement.

      NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties hereto agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1   Definitions

      In this Agreement:

      (a) "Affiliate" has the meaning attributed to such term in s. 2(1) and 2(2) of the Canada Business Corporations Act, as the same may be amended from time-to-time and any successor legislation thereto;

      (b) "Agreement", "hereto", "herein", "hereby", "hereunder", "hereof", and similar expressions refer to this Acquisition Agreement and not to any particular Article, Section, subsection, clause, subdivision or other portion hereof and include any and every instrument supplemental or ancillary hereto;

      (c) "Ancillary Agreements" means the Countryside Canada Note Indenture, the New Credit Facility, the Underwriting Agreement, the Development
            Agreement and the Improvement Agreement;

      (d)   "Business" means the business currently owned and operated by USE
            Canada which consists of owning, operating and managing district energy systems and cogeneration and renewable energy facilities in London, Ontario and Charlottetown, Prince Edward Island;


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      (e)   "Business Day" means any day except Saturdays, Sundays and statutory holidays in the Province of Ontario as specified in s. 29(1) of the
            Interpretation Act (Ontario), as the same may be amended from time-to-time and any successor legislation thereto;

      (f)   "Claim" has the meaning attributed to such term in Section 6.4;

      (g) "Closing" means the completion of the transaction of purchase and sale contemplated in Article 2;

      (h) "Closing Time" means 8:30 a.m. (Toronto time) on the Date of Closing or such other time on such date as may be agreed upon in writing by the parties;

      (i) "Code" means the United States Internal Revenue Code of 1986, as the same may be amended from time-to-time and any successor legislation thereto;

      (j) "Collective Bargaining Agreement" means the collective agreement between USE Canada (doing business as Core Energy London) and the
            Canadian Union of Operating Engineers and General Workers effective
            August 1, 2002, as amended;

      (k) "Current Credit Facility" shall mean the loans currently outstanding from The Toronto-Dominion Bank to USE Canada and all agreements, guarantees and Liens relating thereto;

      (l)   "Damages" means any damages, losses, expenses or claims suffered by, imposed upon or asserted against an Indemnified Party under the
            Securities Laws, other Laws, at common law or otherwise, together with the expenses incurred in defence of same, such amount being correspondingly reduced by: (i) any insurance proceeds actually received by the Indemnified Party in respect of the same claim; or
            (ii) the present value of the net benefit, if any, that will be received by such party in the current or any future tax period as a result of the payment of Damages;

      (m) "Date of Closing" means the date on which the completion of the Offering occurs;

      (n) "Declaration of Trust" means the declaration of trust of the Fund made as of the 16th day of February, 2004, as amended and restated from time-to-time;

      (o) "Disclosure Letter" means the letter dated the date of this Agreement from USEY and Countryside Acquisition to the applicable parties hereto in respect of the representations and warranties related to the Business, in a form satisfactory to such other parties;

      (p) "Environmental Laws" means all Laws relating to environmental, human health or worker health and safety matters, including Laws governing the labelling, use and storage of Hazardous Substances;

      (q) "Equipment" means the assets and tangible personal or movable property used in connection with the Business including all machinery and equipment whether affixed to, situate in, on or about, or normally situate in, on or about or forming part of the Project
            Land or buildings ordered but not delivered or warehoused, and all tools, handling equipment, spare parts and accessories;

      (r) "Governmental Charges" means all taxes, duties, levies, assessments, reassessments and other charges together with all related penalties, interest and fines, payable in respect of periods ending on or before the Date of Closing to any domestic or foreign


                                     - 3 -
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            government (federal, provincial, state, municipal or otherwise) or to any regulatory authority, agency, commission or board of any domestic or foreign government, or imposed by any court or any other law, regulation or rule-making entity having jurisdiction in the relevant circumstances;

      (s) "Governmental Entity" means any: (i) multinational, federal, provincial, state, municipal, local or other governmental or public department, regulatory authority, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; (iii) any quasi-governmental, self-regulatory organization or private body exercising any regulatory, expropriation or taxing authority under or for the account of its members or any of the above; or (iv) any arbitrator exercising jurisdiction over the affairs of the applicable Person, asset, obligation or other matter;

      (t) "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by, or with, any Governmental Entity;

      (u) "Hazardous Substance" means any substance or material which is defined or regulated pursuant to Environmental Laws, including those defined or listed as "hazardous", "toxic", "deleterious", "caustic", "dangerous", a "contaminant", a "pollutant", a "dangerous good" or a "waste";

      (v) "Indemnifying Party" means a party to this Agreement providing indemnification to its Indemnified Persons pursuant to Article 6;

      (w)   "Indemnified Persons" has the meaning attributed to such term in
            Section 6.2;

      (x) "Intellectual Property" means trademarks (including common law trademarks), trade names, certification marks, patents and patent applications, copyrights, confidential information, know-how, formulae, processes, inventions, technical expertise, research data, trade secrets, industrial designs and other similar property and all registrations and applications for registration thereof, and includes computer software;

      (y) "Interim Period" means the period between the close of business on the date of this Agreement and the Closing;

      (z) "Knowledge" of any Person means the actual knowledge of the corporate officers of that Person charged with responsibility for the particular function, after reasonable inquiry by them of those employees, consultants or third party advisers of such Person whom they believe, in good faith, to be the Persons responsible for the subject matter of the inquiry;

      (aa) "Laws" means any and all laws, including all federal, state, provincial and local statutes, codes, ordinances, decrees, rules, regulations and municipal by-laws and all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings or awards or other requirements of any other Governmental Entity, binding on or affecting the Person referred to in the context in which the term was used;

      (bb) "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated);

      (cc) "Lien" means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, claim, option, easement, pledge, title retention


                                     - 4 -
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            agreement or arrangement, restrictive covenant or other encumbrance of any nature, or any other arrangement or condition which, in substance, secures payment or performance of an obligation;

      (dd) "Litigation" means an action, suit, claim, proceeding or investigation, at law or in equity, before any Governmental Entity, by any Person;

      (ee) "Material Adverse Effect" or "Material Adverse Change" means any change or effect that is materially adverse to (i) the Business, or the assets, liabilities, results of operations, cash flow, income, or condition, financial or otherwise, of USE Canada Holdings and USE
            Canada, taken as a whole, and as a going concern after giving effect to this Agreement and the transactions contemplated thereby, or (ii) the ability of USEY to perform its obligations hereunder or to consummate transactions contemplated hereby; but excluding any change or effect that is attributable to (a) general, national, regional or local economic or financial conditions, (b) the economy or securities market in general, (c) the retail heating and electric industry in general, or in Prince Edward Island or Ontario, including the demand for or market price of electricity, heating or fuel, (d) actions or agreements contemplated by this Agreement, and
            (e) any matter that is cured on or prior to the Closing;

      (ff) "Material Agreements" means, collectively, (i) all existing contracts for sales reasonably expected to involve payments of more than $100,000 during any 12-month period; (ii) all indentures, mortgages, security agreements, notes, loan or credit agreements, assignments of rents and leases or other contracts or obligations relating to the borrowing of money (whether long-term or short-term), to the granting or creating of Liens on any property or shares of USE Canada Holdings or USE Canada, or to the direct or indirect guaranty or assumption by USE Canada Holdings or USE Canada of such obligations of others; (iii) all contracts or agreements that limit the ability of USE Canada to compete in any line of business or with any person or entity in any geographic area or during any period of time; (iv) all management, consultant, employment, collective bargaining, severance pay or other employment related agreements; (v) all outstanding written offers or bids made by USE Canada that, if accepted, would result in a contract required to be disclosed herein; (vi) all contracts, agreements or commitments which were not made in the Ordinary Course; (vii) any contract involving a dollar amount in excess of $100,000 for the furnishing or purchase of machinery, equipment, goods, fuel or services; (viii) any agreement, license or lease relating to real estate, gas rights or mineral rights involving a dollar amount in excess of $100,000; (ix) any joint venture, partnership or limited liability company contract or arrangement or other agreement involving a sharing of profits or expenses; and (x) any agreement providing for disposition of any line of business, assets or securities of USE Canada Holdings or USE Canada outside the Ordinary
            Course or any agreement with respect to the acquisition of any line of business, assets or shares of any other business, and any agreement of merger or consolidation; and others, described in the Prospectus;

      (gg) "New Credit Facility" means the senior secured credit facility to be established pursuant to an agreement between Countryside Acquisition and The Toronto-Dominion Bank and the Royal Bank of Canada;

      (hh) "Ordinary Course" means, with respect to an action taken by a Person, that such action constitutes an ordinary day-to-day business activity of the Person conducted in a commercially reasonable and businesslike manner consistent with the Person's past practices;


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      (ii)  "Person" means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole
            proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

      (jj) "Project Land" means any land on or under which the projects comprising the Business (including any transmission or distribution pipes or any other component of the projects) are located;

      (kk) "Prospectus" means the final prospectus of the Fund, including all exhibits and schedules thereto, dated the date hereof and filed with the securities commissions or other regulatory authorities in the Qualifying Jurisdictions in connection with the Offering;

      (ll)  "Purchased Securities" means the 3,000,000 common shares of USE
            Canada Holdings representing all of the issued and outstanding shares of USE Canada Holdings;

      (mm) "Qualifying Jurisdictions" means, collectively, each of the provinces and territories of Canada;

      (nn)  "Required Consents" means the consents listed in the Disclosure
            Letter;

      (oo)  "Sale Price" has the meaning attributed to such term in Section 2.1;

      (pp) "Securities Commission" means the applicable securities commission or other regulatory authority in each of the Qualifying
            Jurisdictions;

      (qq) "Securities Laws" means, collectively, the applicable securities laws of each of the Qualifying Jurisdictions and the respective regulations and rules made under those securities laws, together with all applicable policy statements, blanket orders and rulings of the Securities Commissions and all discretionary orders or rulings, if any, of the Securities Commissions made in connection with the transactions contemplated by the Underwriting Agreement and the securities legislation and policies of each other applicable jurisdiction (including the United States);

      (rr)  "Underwriters" means the underwriters of the Offering;

      (ss) "Underwriting Agreement" means the underwriting agreement entered into by and among the Fund, Countryside Canada Power Inc., Countryside Acquisition, USE Canada Holdings, USE Canada, USEY and the Underwriters in connection with the Offering; and

      (tt) "U.S. Energy Agreements" means those agreements relating to the Business to which USEY is a party that are described in the Disclosure Letter.

Capitalized terms used but not defined in this Agreement have the meanings given to them in the Prospectus.

1.2   Schedules

      The following are the schedules attached to this Agreement:

      Schedule "A"      Form of Undertaking to Release Security


                                     - 6 -

1.3   Headings

      The division of this Agreement into articles and sections and the insertion of headings are for the convenience of reference only and will not affect the construction or interpretation of this Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to "Articles" or "Sections" are to articles or sections of this Agreement.

1.4   Gender and Number

      In this Agreement, words importing the singular number only will include the plural and vice versa, words importing the masculine gender will include the feminine and neuter genders and vice versa and words importing persons will include individuals, partnerships, associations, trusts, unincorporated organizations, limited liability companies, and corporations and vice versa.

1.5   Currency

      Except where otherwise expressly provided, all payments contemplated herein will be paid in Canadian funds, and all references herein to dollar amounts are references to dollars in the lawful currency of Canada.

1.6   Day Not a Business Day

      In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action will be required to be taken on or before the requisite time on the next succeeding day that is a Business Day.

1.7   Accounting Principles

      Wherever in this Agreement reference is made to generally accepted accounting principles in Canada, such reference will be deemed to be to the requirements at the relevant time of the Canadian Institute of Chartered Accountants, or any successor institute, applicable on a consolidated basis (unless otherwise specifically provided or contemplated herein to be applicable on an unconsolidated basis) as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles in Canada.

1.8   Waiver, Amendment

      Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

1.9   Construction

      The words "including" and "includes" where used in this Agreement will be deemed to mean "including, without limitation" and "includes, without limitation", respectively.


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                                   ARTICLE 2
                  PURCHASE AND SALE OF THE PURCHASED SECURITIES

2.1   Purchase and Sale

      Subject to the terms and conditions of this Agreement, at the Closing, for an aggregate purchase price of $17,635,090 USEY shall sell to Countryside Acquisition, and Countryside Acquisition shall purchase from USEY, all of USEY's right, title and interest in the Purchased Securities (the "Sale Price").

2.2   Satisfaction of Sale Price

      The Sale Price will be paid at the Closing by, or on behalf of Countryside Acquisition, by wire transfer of immediately available funds or by delivery of a bank draft or a certified cheque payable to, or to the order of, USEY, or as may be otherwise directed by USEY in writing against delivery by USEY of the share certificates representing the Purchased Securities, duly endorsed in the name of Countryside Acquisition.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1   Representations and Warranties of the Fund

      The Fund represents and warrants to USEY as follows and acknowledges that USEY is relying upon the following representations and warranties in completing the transactions contemplated hereby:

      3.1.1 Formation and Status of the Fund. The Fund is duly established and is subsisting as a trust under the laws of the Province of Ontario. The Fund is duly qualified to carry on its business in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property and assets, requires such qualification, except to the extent that any failure to be so qualified, either individually or in the aggregate, would not have a Material Adverse Effect.

      3.1.2 Power of the Fund and Due Authorization. The Fund has the power and capacity to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to carry out the transactions contemplated in the Prospectus. Each of this Agreement and the Ancillary Agreements to which it is a party has been, or will at the Closing Time be, duly authorized, executed and delivered by the Fund and is, or will at the Closing Time be, a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to exceptions as to applicable bankruptcy, insolvency and similar laws and the availability of equitable remedies.

      3.1.3 No Approvals. Except as set out in Section 3.5.3 of the Disclosure Letter, no consent, approval, authorization or order of, and no filing, registration or recording with, any Governmental Entity is required in connection with the execution and delivery by the Fund of this Agreement and the Ancillary Agreements, to which it is a party, or the performance by the Fund of its obligations hereunder and thereunder and the consummation by the Fund of the transactions contemplated herein and therein.

      3.1.4 No Contravention. The execution and delivery by the Fund of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Fund of its obligations hereunder and thereunder and compliance with the other provisions hereof


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

                  and thereof does not and will not contravene, breach or result in any default under its organizational documents or under any mortgage, indenture, lease, agreement, other legally binding instrument, licence, permit, statute, regulation, order, judgment, decree or Law to which the Fund is a party or by which it is bound.

3.2   Representations and Warranties of Countryside Acquisition

      Countryside Acquisition represents and warrants to USEY as follows and acknowledges that USEY is relying upon the following representations and warranties in completing the transactions contemplated hereby:

      3.2.1 Incorporation and Status. Countryside Acquisition is duly incorporated and existing under the laws of Canada. Countryside Acquisition is duly qualified to carry on its business in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property and assets, requires such qualification, except to the extent that any failure to be so qualified, either individually or in the aggregate, would not have a material adverse effect.

      3.2.2 Corporate Power of Countryside Acquisition and Due Authorization. Countryside Acquisition has the power and capacity to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to carry out the transactions contemplated in the Prospectus. Each of this Agreement and the Ancillary Agreements to which it is a party has been, or will at the Closing Time be, duly authorized, executed and delivered by Countryside Acquisition and is, or will at the Closing Time be, a legal, valid and binding obligation of Countryside Acquisition, enforceable against Countryside Acquisition in accordance with its terms, subject to exceptions as to applicable bankruptcy, insolvency and similar laws and the availability of equitable remedies.

      3.2.3 No Approvals. Except as set out in Section 3.5.3 of the Disclosure Letter, no consent, approval, authorization or order of, and no filing, registration or recording with, any Governmental Entity is required in connection with the execution and delivery by Countryside Acquisition of this Agreement and the Ancillary Agreements to which it is a party or the performance by Countryside Acquisition of its obligations hereunder and thereunder or the consummation by Countryside Acquisition of the transactions contemplated herein and therein.

      3.2.4 No Contravention. The execution and delivery by Countryside Acquisition of this Agreement and the Ancillary Agreements to which it is a party, the performance by Countryside Acquisition of its obligations hereunder and thereunder and compliance with the other provisions hereof and thereof does not and will not contravene, breach or result in any default under its organizational documents or under any mortgage, indenture, lease, agreement, other legally binding instrument, licence, permit, statute, regulation, order, judgment, decree or Law to which Countryside Acquisition is a party or by which it is bound.

      3.2.5 Investment Canada Act. Countryside Acquisition is not a "non-Canadian", as defined in the Investment Canada Act, as amended.

3.3   Representations and Warranties of USE Canada Holdings

      3.3.1 Incorporation and Status. USE Canada Holdings is duly incorporated and existing under the laws of Canada. USE Canada Holdings is duly qualified to carry on its business in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property and assets, requires such qualification, except to the extent that any failure to be so qualified, either individually or in the aggregate, would not have a material adverse effect.

      3.3.2 Corporate Power of USE Canada Holdings and Due Authorization. USE Canada Holdings has the power and capacity to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to carry out the transactions contemplated in the Prospectus. Each of this Agreement and the Ancillary Agreements to which it is a party has been, or will at the Closing Time be, duly authorized, executed and delivered by USE Canada Holdings and is, or will at the Closing Time be, a legal, valid and binding obligation of USE Canada Holdings, enforceable against USE Canada Holdings in accordance with its terms, subject to exceptions as to applicable bankruptcy, insolvency and similar laws and the availability of equitable remedies.

      3.3.3 No Approvals. Except as set out in Section 3.5.3 of the Disclosure Letter, no consent, approval, authorization or order of, and no filing, registration or recording with, any Governmental Entity is required in connection with the execution and delivery by USE Canada Holdings of this Agreement and the Ancillary Agreements to which it is a party or the performance by USE Canada Holdings of its obligations hereunder and thereunder or the consummation by USE Canada Holdings of the transactions contemplated herein and therein.

      3.3.4 No Contravention. Except as set out in the Disclosure Letter, the execution and delivery by USE Canada Holdings of this Agreement and the Ancillary Agreements to which it is a party, the performance by USE Canada Holdings of its obligations hereunder and thereunder and compliance with the other provisions hereof and thereof does not and will not contravene, breach or result in any default under its organizational documents or under any mortgage, indenture, lease, agreement, other legally binding instrument, licence, permit, statute, regulation, order, judgment, decree or Law to which USE Canada Holdings is a party or by which it is bound.

3.4   Representations and Warranties of USE Canada

      3.4.1 Incorporation and Status. USE Canada is duly incorporated and existing under the laws of Canada. USE Canada is duly qualified to carry on its business in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property and assets, requires such qualification, except to the extent that any failure to be so qualified, either individually or in the aggregate, would not have a material adverse effect.

      3.4.2 Corporate Power of USE Canada and Due Authorization. USE Canada has the power and capacity to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to carry out the transactions contemplated in the Prospectus. Each of this Agreement and the Ancillary Agreements to which it is a party has been, or will at the Closing Time be, duly authorized, executed and delivered by USE Canada and is, or will at the Closing Time be, a legal, valid and binding obligation of USE Canada, enforceable against USE Canada in accordance with its terms, subject to exceptions as to applicable bankruptcy, insolvency and similar laws and the availability of equitable remedies.

      3.4.3 No Approvals. Except as set out in Section 3.5.3 of the Disclosure Letter, no consent, approval, authorization or order of, and no filing, registration or recording with, any Governmental Entity is required in connection with the execution and delivery by USE Canada of this Agreement and the Ancillary Agreements to which it is a party or the performance by USE Canada of its obligations hereunder and thereunder or the consummation by USE Canada of the transactions contemplated herein and therein.

      3.4.4 No Contravention. The execution and delivery by USE Canada of this Agreement and the Ancillary Agreements to which it is a party, the performance by USE Canada of its obligations hereunder and thereunder and compliance with the other provisions hereof and thereof does not and will not contravene, breach or result in any default under its organizational documents or under any mortgage, indenture, lease, agreement, other legally binding instrument, licence, permit, statute, regulation, order, judgment, decree or Law to which USE Canada is a party or by which it is bound.

3.5   Representations and Warranties of USEY, USE Canada Holdings and USE Canada

      USEY, USE Canada Holdings and USE Canada (collectively, the "Representing Parties") jointly and severally represent and warrant to the Fund and Countryside Acquisition as follows and acknowledge that each of the Fund and Countryside Acquisition is relying upon the following representations and warranties in completing the transactions contemplated hereby:

      3.5.1 Organization and Status. USEY is a corporation duly organized and existing under the laws of the State of Delaware. USEY is duly qualified to carry on its business in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property and assets, requires such qualification, except to the extent that any failure to be so qualified, either individually or in the aggregate, would not have a material adverse effect.

      3.5.2 Corporate Power of USEY and Due Authorization. USEY has the power and capacity to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party. This Agreement has been duly authorized, executed and delivered by or on behalf of USEY and, assuming due execution of this Agreement by the Fund and Countryside Acquisition is a legal, valid and binding obligation of USEY, enforceable against USEY in accordance with its terms, subject to exceptions as to applicable bankruptcy, insolvency and similar laws and the availability of equitable remedies.

      3.5.3 No Approvals. Except as set out in the Disclosure Letter, no consent, approval, authorization or order of, and no filing, registration or recording with, any Governmental Entity is required in connection with the execution and delivery by USEY of this Agreement or the performance by USEY of its obligations hereunder.

      3.5.4 No Contravention. The execution and delivery by USEY of this Agreement and the Ancillary Agreements to which it is a party, the performance by USEY of any of its obligations hereunder and thereunder and compliance with the provisions hereof and thereof does not and will not contravene, breach or result in any default under its organizational documents or under any mortgage, indenture, lease, agreement, other legally binding instrument, licence, permit, statute, regulation, order, judgment, decree or Law to which USEY, USE Canada Holdings or USE Canada is a party or by which they are bound.

      3.5.5 Prospectus Disclosure. To the Knowledge of USEY, as of the date of its filing with the Securities Commissions and as of the Closing Time, the Prospectus does not and will not contain any misrepresentation (as that term is defined in s. 1(1) of the Securities Act (Ontario), R.S.O. 1990, c. S.5, as amended).

      3.5.6 Organization and Status. USE Canada Holdings and USE Canada are corporations duly organized and existing under the laws of Canada. USE Canada Holdings and USE Canada are duly qualified to carry on their business in each jurisdiction in which the conduct of their business or the ownership, leasing or operation of its property and assets, requires such qualification, except to the extent that any failure to be so qualified, either individually or in the aggregate, would not have a Material Adverse Effect. USE Canada has no subsidiaries. USE Canada is the only subsidiary of USE Canada Holdings.

      3.5.7 Ownership of Seller Shares. The Purchased Securities are owned beneficially and of record by USEY, free and clear of any Liens, and are not the subject of any agreement relating to the acquisition, disposition or voting of the Purchased Securities. The 3,000,000 issued and outstanding common shares of USE Canada (the "USE Canada Shares") are owned beneficially and of record by USE Canada Holdings, free and clear of any Liens, and not subject to any agreement relating to acquisition, disposition or voting of the USE Canada Shares, other than the Current Credit Facility.

      3.5.8 Capital Stock. The authorized capital of each of USE Canada Holdings and USE Canada consists of an unlimited number of common shares, of which the Purchased Securities and the USE Canada Shares are the only issued and outstanding shares of USE Canada Holdings and USE Canada, respectively, and all of which are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any pre-emptive rights. There are not now any outstanding options, calls, warrants, subscription rights or rights of conversion or other rights, agreements, arrangements or commitments of any character relating to the shares or other securities of USE Canada Holdings or USE Canada or obligating USE Canada Holdings or USE Canada to issue or sell any additional shares of USE Canada Holdings or USE Canada, or securities convertible into or exchangeable for such shares, or obligating USE Canada Holdings or USE Canada to issue or grant any option, call, warrant, subscription right, right of conversion or other right, agreement, arrangement or commitment relating to the shares or other securities of USE Canada Holdings or USE Canada.

      3.5.9 Financial Statements. The financial statements of USE Canada Holdings as at September 30, 2003, December 31, 2002 and 2001 and for the nine-month period ended September 30, 2003, for the year ended December 31, 2002 and for the period from June 11, 2001 through December, 31, 2001, including the footnotes thereto: (i) are accurate, correct and complete in all material respects and are in accordance with the books of account and records of USE Canada and USE Canada Holdings (the "Financial Statements"); and (ii) fairly, completely and accurately present, in all material respects, the assets, liabilities and financial position of USE Canada Holdings and USE Canada, as applicable, and in each case, were prepared in accordance with Canadian generally accepted accounting principles consistently applied throughout the periods indicated.

      3.5.10 Conduct of Business in Ordinary Course. Except as disclosed in the Prospectus, since December 31, 2002, the Business has been carried on in the Ordinary Course.

      3.5.11 No Material Adverse Change. Except as disclosed in the Prospectus, since December 31, 2002, there has not been any Material Adverse Change with respect to USE Canada Holdings or USE Canada.

      3.5.12 Litigation. Except as disclosed in the Prospectus and in the Disclosure Letter, there is no Litigation pending, or, to the Knowledge of the Representing Parties, threatened against or affecting the Business, or any of USE Canada's properties or rights or any of its assets which would, either individually, or in the aggregate, be reasonably likely to constitute a Material Adverse Effect or otherwise be reasonably likely to prevent or materially delay the consummation of the transactions contemplated hereby.

      3.5.13      Assets.

                  3.5.13.1 As of the Closing Time, USE Canada has good and marketable title to all of the assets of the Business, free and clear of all Liens except as set forth in the Disclosure Letter, except Liens that individually or aggregated with all others would not cause a Material Adverse Effect, and except (i) Liens for inchoate mechanics' and construction liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the Ordinary Course,
                              (ii) Liens for Governmental Charges not yet payable, (iii) Liens described in the Disclosure Letter, including, without limitation, the capital and other equipment leases listed in Section
                              3.3.14 of the Disclosure Letter, (iv) Liens related to the Current Credit Facility, (v) the reservations, limitations, provisos and conditions expressed in the original grant from the Crown, and (vi) any unregistered easements, rights of way or servitudes not materially or adversely impairing the present use of the real property. (Items (i) - (vi) are referred to as "Permitted Liens"). USE Canada owns, has a leasehold interest in, or has the right to use all assets that are necessary for use in and operation of the Business as currently conducted except where the failure to have any such rights either individually or aggregated with all others would not cause a Material Adverse Effect.

                  3.5.13.2 USE Canada owns no real property except as set forth in the Disclosure Letter and has no options or rights to acquire other real property. USE Canada leases no real property, mineral rights or water rights to or from any other Person, except as set forth in the Disclosure Letter. There are no expropriation or condemnation proceedings for which written notice has been provided or, to the Knowledge of the Representing Parties, threatened against the Project Lands or any part thereof. No notice advising of any material defects in the construction or state of repair of any of the buildings or structure situated on the Project Lands (the "Structures"), or any directive requiring any alterations, repairs, improvements or other work to be done with respect to any of the Structures, or relating to any non-compliance with any by-law requirement, regulation, ordinance or relating to any threatened or impending condemnation or expropriation from any Governmental Entity having jurisdiction over any of the Structures has been issued by any Governmental Entity and remains outstanding.

                  3.5.13.3 All material Equipment used in the Business has, for the period of USE Canada's ownership, been properly maintained and is in good operating condition and repair, subject to ordinary wear and tear for equipment of comparable age and use and, except as disclosed in the Disclosure Letter, to the Knowledge of the Representing Parties, none of the Equipment is in need of significant maintenance or repair, outside of normal ongoing maintenance.

                  3.5.13.4 Except as set forth in the Financial Statements or in the Disclosure Letter, USE Canada Holdings has no assets other than the USE Canada Shares, has no outstanding liabilities (contingent or otherwise) other than amounts owing on account of Governmental Charges not yet due, is not a party to or bound by any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (contingent or otherwise) or indebtedness of any Person, has not carried on any business, and has never had any employees.

      3.5.14      Material Contracts.

                  3.5.14.1 The Disclosure Letter sets forth all of the Material Agreements or contracts (including all leases of real property) to which USE Canada Holdings and/or USE Canada are a party.

                  3.5.14.2 As of the Closing Time, each agreement and contract disclosed in the Disclosure Letter is a valid and binding obligation of either USE Canada Holdings or USE Canada, (and to the Knowledge of the Representing Parties the other parties thereto) and, following Closing, will be a valid and binding obligation of either USE Canada Holdings or USE Canada (and, to the Knowledge of the Representing Parties, the other parties thereto) is in full force and effect and is enforceable in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought. USE Canada Holdings and USE Canada are not, nor, to the Knowledge of the Representing Parties, is any other party thereto, in default in any material respect under the terms of any such agreement or contract.

      3.5.15 Required Consents. Except as set out in the Disclosure Letter, no authorization, consent or approval of, or filing with or notice to, any Governmental Entity or other Person is required in connection with the execution, delivery and performance by USEY of this Agreement and the Ancillary Agreements to which USEY is a party, or in connection with the transfer of the Purchased Securities hereunder.

      3.5.16      Compliance with Laws; No Defaults.

                  3.5.16.1 Except as disclosed in the Prospectus, USE Canada Holdings, USE Canada, the Business, and any assets and real property owned or operated in connection therewith are and have been, since June 11, 2001, and to the Knowledge of the Representing Parties, prior to June 11, 2001, in compliance in all material respects with all applicable provisions of any Law, except where such failure would not result in a Material Adverse Effect. Neither USE Canada Holdings nor USE Canada are presently subject to any material consent, injunction, order, judgment or decree of any Governmental Entity or other Person, which resulted from a violation or threatened violation of applicable Laws (including Environmental Laws).

                  3.5.16.2 Each of USE Canada Holdings and USE Canada, as applicable, holds, or will hold at the Closing Time, all permits, leases, by-laws, licences, waivers, exemptions, consents, certificates, registrations, authorizations, approvals, rights, rights of way and entitlements and the like which are required from any Governmental Entity or any other Person required or necessary to conduct the Business as currently conducted or as the Prospectus discloses it will be conducted, the failure of which to hold or obtain, individually or in the aggregate, would have a Material Adverse Effect, and all such permits, leases, by-laws, licences, waivers, exemptions, consents, certificates, registrations, authorizations, approvals, rights, rights of way and entitlements and the like are in full force and effect and in good standing in all material respects, except where such failure would not result in a Material Adverse Effect.

                  3.5.16.3 Except as set forth in the Disclosure Letter, neither USE Canada Holdings nor USE Canada is in default under, and to the Knowledge of the Representing Parties no condition exists that with notice or lapse of time or both would constitute a default under, any judgment, order, decree, consent or injunction of any Governmental Entity.

      3.5.17 Environmental. Since June 11, 2001, and to the Knowledge of the Representing Parties, prior to June 11, 2001, there have not been any charges or convictions for non-compliance with Environmental Laws in connection with the Business, the assets or any real property owned or operated in connection therewith, and none of the Representing Parties have received notice of, nor are they aware of any facts or circumstances that could give rise to any such breach or alleged breach of Environmental Laws, any actual or potential responsibility for any clean-up, remediation, corrective action and/or governmental directions or orders under any Environmental Laws, or any third party claim or proceeding relating to environmental matters. Since June 11, 2001, and to the Knowledge of the Representing Parties, prior to June 11, 2001, there has not been any spray, emission, release, deposit, issuance or escape ("Discharge") of any Hazardous Substance for which the Business, USE Canada Holdings or USE Canada could reasonably be expected to incur a material expenditure or liability, nor is any such substance present, at, on, or Discharging from, to or through any real property in quantities, concentrations and/or circumstances that could reasonably be expected to result in material liability, and all generation, handling, storage, treatment, transportation or disposal of Hazardous Substances in connection with the Business has been carried out in compliance with Environmental Laws. Since June 11, 2001, and to the Knowledge of the Representing Parties, prior to June 11, 2001, the Business has maintained all documents and records relating to the Business, any real property used or affected in connection therewith, and the natural environment in the manner and for the time periods required by Environmental Laws.

      3.5.18 Intellectual Property. Set forth in the Disclosure Letter is a true and complete list of all trade marks and trade mark applications, trade names, certification marks, patents and patent applications, copyrights and industrial designs used by USE Canada Holdings and USE Canada in connection with the Business (the "Scheduled Intellectual Property"), along with the offices (if any) in which the same is registered (being the only offices where such registration is necessary to preserve the rights thereto) and the applicable expiry dates of any registrations. The Intellectual Property (other than computer systems software licensed by third parties to USE Canada Holdings and USE Canada) which is used in connection with the Business is owned exclusively by one of USE Canada Holdings and USE Canada, and USE Canada Holdings and USE Canada have the sole and exclusive right to use the same, except as set forth in this Section 3.5.18, or the Disclosure Letter and except where the failure to possess such right would not result in a Material Adverse Effect. No Person has made a claim or a demand that conduct of the Business infringes on any Intellectual Property owned by any other Person and, to the Knowledge of the Representing Parties, the conduct of the Business does not infringe on any Intellectual Property owned by any other Person. Except as set forth in the Disclosure Letter, the computer software used by USE Canada in the conduct of its business is either owned by USE Canada free and clear of any and all encumbrances, other than the Current Credit Facility, or used by USE Canada pursuant to a licence granted to USE Canada by a third party which, to the Representing Parties' Knowledge, owns such software free and clear of any Liens. No such computer software license shall terminate or become terminable as a result of the transactions contemplated by this Agreement.

      3.5.19 Tax, etc. Matters. Each of USE Canada Holdings and USE Canada has paid or will pay, and has provided adequate accruals in accordance with Canadian generally accepted accounting principles in the financial statements of USE Canada Holdings for the period ended September 30, 2003 (the "Balance Sheet Date") for all Governmental Charges due or payable by it in respect of any period up to the Balance Sheet Date. Since the Balance Sheet Date, no material liability for Governmental Charges has been incurred or accrued other than in the Ordinary Course. Other than as disclosed in the Disclosure Letter, there are no proceedings either in progress, pending or to the Knowledge of the Representing Parties, threatened in connection with any Governmental Charges payable by USE Canada Holdings or USE Canada. Each of USE Canada Holdings and USE Canada has withheld or collected and remitted all material amounts required to be withheld or collected and remitted by it in respect of any Governmental Charges. USEY shall prepare within 75 days after the Date of Closing all tax returns of USE Canada Holdings and USE Canada, for periods ending on or before the Date of Closing. USEY shall submit such tax returns to Countryside Acquisition for Countryside Acquisition's approval, which shall not be unreasonably withheld. USEY shall file such approved tax returns on a timely basis on behalf of USE Canada Holdings and USE Canada and pay the taxes shown to be owing on such returns on a timely basis on behalf of USE Canada Holdings and USE Canada.

      3.5.20      Employee Arrangements.

                  3.5.20.1 All of the employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices relating to the employees or former employees of USE Canada which are currently maintained or otherwise contributed to by USE Canada are set forth in the Disclosure Letter (collectively the "Employee Plans"). USEY has delivered complete and accurate copies of all Employee Plans to Countryside Acquisition.

                  3.5.20.2 All of the Employee Plans are and have been established and administered, in all material respects, in accordance with all applicable laws, regulations, orders or other legislative, administrative or judicial promulgations applicable to the Employee Plans and in accordance with the Collective Bargaining Agreement.

                  3.5.20.3 All obligations regarding the Employee Plans which are required to be satisfied have been satisfied, there are no outstanding defaults or violations by USE Canada, and no Governmental Charges, remittances, penalties or fees imposed under any of the Employee Plans are owing by USE Canada, other than those not yet due.

                  3.5.20.4 All payments or premiums required to be made by USE Canada under the terms of each Employee Plan have been made in a timely fashion in accordance with the terms of the Employee Plans, USE Canada does not have, and as of the Closing Date will not have, any liabilities with respect to any of the Employee Plans, other than for amounts payable thereunder that are not yet due. Premiums for employee health care will have been paid by USE Canada for the period up to the Closing Date. USE Canada does not have any residual liability to employees or third parties in respect of plans which were in effect prior to the Employee Plans.

                  3.5.20.5 None of the Employee Plans provides benefits to retired employees or former employees or to the beneficiaries or dependents of retired employees or former employees.

      3.5.21 Labour Matters. Except as set out in the Disclosure Letter, neither USE Canada Holdings nor USE Canada are a party to or bound by any:

                  3.5.21.1 oral or written contract or commitment for the employment or retainer of any individual, including, for greater certainty, any contract or commitment with directors, officers, employees, independent contractors or agents, other than for contracts of indefinite hire terminable by USE Canada without cause on reasonable notice;

                  3.5.21.2 oral or written contract or commitment providing for severance, termination or similar payments, including on a change of control of USE Canada Holdings or USE Canada; or

                  3.5.21.3 contract with or commitment to any trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent (collectively called "labour representatives") and neither USE Canada Holdings nor USE Canada has conducted negotiations with respect to any such future contracts or commitments; no labour representatives hold bargaining rights with respect to any employees of USE Canada Holdings or USE Canada.

                  Except as set out in the Disclosure Letter, no labour representatives have applied to have either USE Canada Holdings or USE Canada declared a related employer pursuant to the Labour Relations Act (Ontario); and there are no current or, to the Knowledge of the Representing Parties, threatened attempts to organize or establish any trade union or employee association with respect to any employees of USE Canada Holdings or USE Canada.

                  No work stoppage or other concerted action, grievance or dispute exists or, to the Knowledge of the Representing Parties, is threatened against USE Canada Holdings or USE Canada.

                  USEY has delivered to Countryside Acquisition an accurate and complete list of all Persons (not identified by name) currently employed by USE Canada indicating their positions, dates of hire, full, part time or other status, compensation including, but not limited to, salary, bonus plans, sick leave and vacation pay benefits, extended health benefits and retirement plans and all accruals related thereto. A complete and accurate set of all of the agreements, and all material documents and correspondence, comprising the Collective Bargaining Agreement has been delivered by USEY to Countryside Acquisition.

      3.5.22 Insurance. The Disclosure Letter contains a complete and accurate list of all insurance policies and bonds which are in force and owned or maintained by or for the benefit of USE Canada ("Insurance Policies"). USEY has provided Countryside Acquisition with complete and accurate copies of all such policies. USEY, USE Canada Holdings, and USE Canada, as applicable, are in compliance with all such policies and bonds, and all premiums thereon required to be paid as of the date hereof have been paid and no notice of cancellation has been received and there is no existing default or event with which the giving of notice or lapse of time or both would constitute a default thereunder. Upon Closing, USE Canada shall cease to be covered by the Insurance Policies. The Insurance Policies shall be terminated as to claims relating to USE Canada and the Business based on occurrences after the Closing. The Insurance Policies shall not be terminated as to claims relating to USE Canada, USE Canada Holdings and the Business based on occurrences prior to the Closing. USE Canada, USE Canada Holdings and/or USEY, as applicable, hereby assign to Countryside Acquisition all assignable rights respecting coverage under the Insurance Policies for claims relating to the Business based on occurrences prior to the Closing. Except as set forth in the Disclosure Letter, there are no performance bonds or letters of credit which are required by law or any agreement, contract or commitment, including the Material Contracts, to be maintained or entered into by or for the benefit of USE Canada.

3.6   No Finders' Fee

      Except as disclosed in the Disclosure Letter, each of the parties hereto represents and warrants to the other parties that it has not taken, and agrees that it will not take, any action that would cause such other parties to become liable to any claim or demand for a brokerage commission, finder's fee or other similar payment in connection with the transactions contemplated hereby, other than with respect to any underwriter's fees as described in the Prospectus.

3.7   Survival of Representations and Warranties

      The representations and warranties of each party contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement will survive the Closing and continue in full force and effect for a period of two years, except that:

      3.7.1 The representations and warranties set out in Sections 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.2.1, 3.2.2, 3.2.3, 3.2.4, 3.3.1, 3.3.2,
                  3.3.3, 3.3.4, 3.4.1, 3.4.2, 3.4.3, 3.4.4 3.5.1, 3.5.2, 3.5.3,
                  3.5.4, 3.5.6 and 3.5.7 will survive Closing and continue in full force and effect without limitation of time;

      3.7.2 The representation and warranty in Section 3.5.19 shall survive until 60 days after the expiry of the statutory limitation periods under applicable tax legislation; and

      3.7.3 The representation and warranty contained in Section 3.5.5 will survive the Closing and continue in full force and effect for a period of three years from the date which the Underwriters notify the Securities Commissions in accordance with Securities Laws of the completion of the distribution of Units under the Prospectus, and no claim for breach of representation or warranty (other than those referenced in Section 3.7.1) will be valid unless the party against whom such claim is made has been given notice in writing before the expiry of such period.

                                    ARTICLE 4
                               CLOSING CONDITIONS

4.1   Conditions Precedent to Closing

      The obligation of each of the parties to complete the transactions contemplated in this Agreement at the Date of Closing is subject to the satisfaction or waiver of, or compliance with, at or prior to the Closing Time, each of the following conditions:

      4.1.1 Truth of Representations and Warranties. The representations and warranties of each of the parties, as the case may be, made in or pursuant to this Agreement or in any Ancillary Agreement as to which it is a party, will have been true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects as of the Closing Time (except in each case, for those representations and warranties that are subject to a materiality qualification, which will be true and correct in all respects and except in respect of any representations and warranties that are to be true and correct as a specified date, in which case they will be true and correct as of that date only) with the same force and effect as if such representations and warranties had been made on and as of such date, and each party will have executed and delivered a certificate of a senior officer (without personal liability) or, in the case of a party which is an individual, by that individual, to that effect with respect to the representations and warranties of such party which are contained in this Agreement or in any Ancillary Agreement. Neither the receipt of such certificate nor the Closing will constitute a waiver by the party receiving such certificate of any of the representations and warranties of such party providing such certificate which are contained in this Agreement. Upon the delivery of such certificates, the representations and warranties of the parties in Article 3, as applicable, will be deemed to have been made on and as of the Date of Closing with the same force and effect as if made on and as of such date.

      4.1.2 Compliance with and Performance of Covenants. Each party, to their knowledge, will have fulfilled or complied in all material respects with all covenants contained in this Agreement and in any Ancillary Agreements as to which it is a party, to be fulfilled or complied with by it at or prior to the Closing and each party will have executed and delivered a certificate of a senior officer (without personal liability) or, in the case of a party which is an individual, by that individual, to that effect.

      4.1.3 Offering. The Fund will have completed the sale of Units pursuant to the Offering on terms satisfactory to the Fund, acting reasonably.

      4.1.4 Financing. Countryside Acquisition will have entered into the New Credit Facility as contemplated by the Prospectus, on terms and conditions satisfactory to Countryside Acquisition, acting reasonably, and the credit facilities to be provided for under the New Credit Facility will be available to be drawn down by Countryside Acquisition.

      4.1.5 Repayment of Current Credit Facility and Release of Security. All amounts outstanding under the Current Credit Facility shall have been repaid and all security granted over the assets of the Business under the Current Credit Facility shall have been released and either all registrations in respect of such security shall have been discharged or all securityholders will have provided an irrevocable undertaking to cause such registrations to be discharged within 30 days in form attached hereto as Schedule "A".

      4.1.6 Required Consents. All of the Required Consents shall have been obtained.

      4.1.7 USEB Transactions. The USEB Loan Agreement and USEB Royalty Agreement shall have been executed by each of the parties thereto and all conditions for the consummation of the transactions contemplated thereby shall have been satisfied or waived except for the consummation of the transactions contemplated hereby.

      4.1.8 Deliveries. All documents relating to the due authorization and completion of the transactions contemplated hereby, all actions and all corporate, trust and other proceedings taken at or prior to the Closing Time on the Date of Closing in connection with the performance by each party of its respective obligations under this Agreement, and all other documents and materials of any kind relating to this Agreement and carrying out the terms hereof, will have been completed and satisfied including the following:

                  4.1.8.1 Countryside Acquisition will initiate the wire transfer or deliver a bank draft or a certified cheque, as specified in Article 2; and

                  4.1.8.2 Each party will deliver or cause to be delivered the documents referred to in Sections 8.2.2 and 8.2.3, as applicable.

      4.1.9 Execution of Other Agreements. The Ancillary Agreements will have been executed and delivered by all parties thereto and the other transactions contemplated by the Prospectus to be completed on or prior to the Date of Closing will have been completed to the satisfaction of the Fund and USEY, acting reasonably.

      4.1.10 No Adverse Legislation. There will not be any statute, rule or regulation of any Governmental Entity which makes it illegal for any of the parties to consummate the transactions contemplated hereby or any order, decree or judgment of any Governmental Entity enjoining any party to this Agreement from consummating any of the transactions contemplated hereby.

      4.1.11 No Legal Action. No action or proceeding will be pending or threatened by any Person (other than the Fund, Countryside Acquisition, USE Canada Holdings, USE Canada and USEY and any of their affiliates) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or the right of USE Canada to conduct the Business after Closing on substantially the same basis as heretofore operated or to seek damages in connection with this Agreement.

                                   ARTICLE 5
                            COVENANTS OF THE PARTIES

5.1   Covenant Regarding Representations, Warranties and Conditions

      Except as expressly provided in this Agreement or except with the prior written consent of the other parties hereto, prior to the Closing Time each of the parties will do or refrain from doing all acts and things in order to ensure that the respective representations and warranties of such party in Article 3 remain true and correct at the Closing Time as if such representations and warranties were made at and as of such date and to satisfy or cause to be satisfied the conditions in Article 4 which are within such party's control.

5.2   Conduct of Business Prior to Closing

      During the Interim Period, USEY will cause USE Canada Holdings and USE Canada to conduct the Business only in the Ordinary Course and in compliance in all material respects with the Current Credit Facility.

5.3   Transfer of the Purchased Shares

      USEY will take all necessary steps and corporate or other proceedings to cause or permit good title to the Purchased Securities owned by it to be duly and validly transferred and assigned to Countryside Acquisition at the Closing on the Date of Closing, free and clear of all Liens other than (i) the restrictions on transfer, if any, contained in the articles of Countryside Acquisition; and (ii) Liens, if any, granted by Countryside Acquisition.

5.4   Filings and Authorizations

      Each of the parties, as promptly as practicable either before or after the execution of this Agreement, will (i) make, or cause to be made, all such filings and submissions under all Laws applicable to it, including, without limitation, any required filings under the Hart Scott Rodino Act, as may be required for it to complete the transactions contemplated in this Agreement; and
(ii) use its reasonable commercial efforts to take, or cause to be taken, all other actions necessary in order for it to fulfill its obligations under this Agreement. Each of the parties will co-ordinate and cooperate with one another in exchanging such information and supplying such assistance as may be reasonably requested by each in connection with the foregoing including, providing each other with all notices and information supplied or filed with any Governmental Entity and all notices and correspondence received from any Governmental Entity.

5.5   Cooperation

      Each of USEY, USE Canada, USE Canada Holdings, the Fund and Countryside Acquisition will cooperate fully in good faith with each other and their respective legal advisors, accountants and other representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement. From time-to-time after the Date of Closing, each such Person will, at the request of any other party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively complete the transactions contemplated herein and to carry out the intent of this Agreement.

5.6   Section 116 Certificate

      USEY covenants and agrees with the Buyer as follows:

      5.6.1 USEY shall take all reasonable steps to obtain and deliver to Countryside Acquisition on or before Closing a certificate issued by the Minister of National Revenue under section 116 of the Income Tax Act (Canada), with a certificate limit equal to or greater than the Sale Price (the "116 Certificate");

      5.6.2 If the 116 Certificate is not so delivered, Countryside Acquisition shall be entitled to withhold from the Sale Price an amount equal to the maximum liability of Countryside Acquisition as determined pursuant to section 116 of the Income Tax Act (Canada) in respect of the sale of the Purchased Securities in accordance with this Agreement;

      5.6.3 Where Countryside Acquisition has withheld any amount under the provisions of Section 5.6.2 and USEY delivers the 116 Certificate to Countryside Acquisition, after the Closing and before the date which is 28 days after the end of the month in which the Closing occurs (or within such longer period as may be specified in an appropriate comfort letter received from the Canada Customs and Revenue Agency), Countryside Acquisition shall pay forthwith to USEY any amount that Countryside Acquisition has withheld, and the amount so paid shall be credited to Countryside Acquisition as payment on account of the Purchase Price;

      5.6.4 Where Countryside Acquisition has withheld any amount under the provisions of Section 5.6.2 and no 116 Certificate has been delivered to Countryside Acquisition by USEY in accordance with the provisions of Section 5.6.3, such amount shall be paid by Countryside Acquisition to the Receiver General for Canada on the later of (A) the 28th day after the end of the month in which the Closing occurs, and (B) such subsequent date as may be specified in an appropriate comfort letter received from the Canada Customs and Revenue Agency on account of Countryside Acquisition's liability pursuant to section 116 of the Income Tax Act (Canada), and the amount so paid shall be credited to Countryside Acquisition as payment on account of the Purchase Price; and

      5.6.5 All amounts withheld by Countryside Acquisition in accordance with this Section 5.6 shall be paid to and held by Countryside Acquisition's counsel, in trust, and invested in 30-day Government of Canada Treasury Bills or held in an interest-bearing bank account until paid to USEY or the Receiver General for Canada in accordance with this Section 5.6, and Countryside Acquisition's counsel shall be entitled to withhold from interest earned thereon any and all amounts required to be withheld and remitted from such interest by any law and to remit same to the appropriate Governmental Authority.

5.7   U.S. Energy Agreements.

      The Fund and Countryside Acquisition shall co-operate with and assist USEY in obtaining, and shall use commercially reasonable efforts to obtain, the release of all liabilities and obligations of USEY under or in connection with the U.S. Energy Agreements.

                                    ARTICLE 6
                                    REMEDIES

6.1   Indemnification

      If the Closing occurs, subject to Sections 3.7, 6.2 and 6.3, an Indemnifying Party will indemnify and save its respective Indemnified Persons harmless of and from any Damages suffered by, imposed upon or asserted against any of such Indemnified Persons as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

      6.1.1 Any failure of such Indemnifying Party to perform or fulfil any of its covenants under this Agreement; or

      6.1.2 Any breach or inaccuracy of any representation or warranty given by such Indemnifying Party to its Indemnified Persons contained in this Agreement.

6.2   Indemnified Persons

      The terms "Indemnified Persons" as used in Section 6.1 above shall mean the parties set forth below:

      6.2.1       The Fund's Indemnified Persons shall be USEY;

      6.2.2       Countryside Acquisition's Indemnified Persons shall be USEY;
                  and

      6.2.3 USEY's Indemnified Persons shall be the Fund and Countryside Acquisition.

6.3   Limitations of Liability

      The obligation of each of the Indemnifying Parties pursuant to the indemnification provisions set forth in this Article 6 will be limited such that:

      6.3.1 The total amount payable by USEY for a breach of the representation and warranty in Section 3.5.5 will not exceed, in aggregate, the gross proceeds received by the Fund from the Offering less: (i) any amounts received by Countryside Canada in connection with a repayment, foreclosure or sale of the USEB Loans and the USEB Royalty as applicable, net of associated costs; and (ii) any amount then paid by USEY as a result of any obligation in respect of a breach of or default under any representation or warranty made in the Underwriting Agreement.

      6.3.2 Except as set out in Section 6.3.1 hereof, the total amount payable by USEY under this Agreement for breaches of representations, warranties and covenants or indemnifications relating to sale of the Purchased Securities shall be limited to $5,290,527.

      6.3.3 The total amount payable by the Fund and Countryside Acquisition under this Agreement for breaches of representations, warranties and covenants or indemnifications relating to the purchase of the Purchased Securities shall be limited to $5,290,527.

      6.3.4 The obligation of an Indemnifying Party to indemnify an Indemnified Person pursuant to this Article 6 will not be triggered unless the aggregate of individual claims under this Agreement exceeds $750,000 and the amount of the individual claim exceeds $25,000.

      6.3.5 No claim for indemnification may be made with respect to any representation or warranty after the expiration of the applicable survival period described in Section 3.7.

      6.3.6 The rights of indemnity set forth in this Section 6.3 are the sole and exclusive remedy of each party in respect of any misrepresentation, breach of warranty or breach of covenant by the other party under this Agreement.

      6.3.7 Each party, together with its successors, assigns, heirs and personal representatives, (collectively, the "Releasor") irrevocably and unconditionally releases and forever discharges the other parties and each of their respective successors, assigns, heirs and personal representatives (collectively, the "Releasees") of and from all manner of actions, causes of action, suits, debts, duties, accounts, bonds, covenants, contracts, damages, claims and demands and all other claims whatever which the Releasor can have or shall or may in future have against any of the Releasees for or by reason of or in any way arising out of any cause, matter or thing whatever save and except as otherwise set forth in this
                  Section 6.3. This release shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any party of its representations, warranties or covenants under this Agreement or under any documents delivered in relation to this Agreement or by any termination of rescission of this Agreement or any party to this Agreement.

6.4   Notice of Claim

      If an Indemnified Person wishes to make a claim for indemnification (a "Claim") pursuant to this Article 6 against one or more of the Indemnifying Parties to which it is an Indemnified Person, the Indemnified Person will promptly give notice to the Indemnifying Party of the Claim. Such notice will specify with reasonable particularity (to the extent that the information is available):

      6.4.1       The factual basis for the Claim; and

      6.4.2 The amount of the Claim, or, if an amount is not then determinable, an approximate and reasonable estimate of the potential amount of the Claim.

6.5   Procedure for Indemnification

      6.5.1 Following receipt of Notice of a Claim from an Indemnified Person, the Indemnifying Party will have 30 Business Days to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Person will make available to the Indemnifying Party and its authorized representatives the information relied upon by the Indemnified Person to substantiate the Claim. If the Indemnified Person and the Indemnifying Party agree at or prior to the expiration of such 30 Business Day period (or any mutually agreed upon extension thereof) to the validity and amount of the Claim, the Indemnifying Party will immediately pay to the Indemnified Person the full agreed upon amount of the Claim.

      6.5.2 In the event that the parties cannot agree upon the amount of the Claim within such 30 Business Day period or there is a dispute as to whether or not the Claim is valid, either party may bring an action against the other party.

      6.5.3 If any party shall receive notice or have knowledge of any third party action that may result in a claim for indemnification against the other party pursuant to this
                  Section 6.5, (a "Claim"), such party shall promptly give the other parties notice of such Claim. An Indemnified Person shall not settle any Claim without the written consent of the Indemnifying Party. The parties shall consult and cooperate with each other regarding the response to and defense of such Claim, and the Indemnifying Party shall be entitled to assume the defense in respect of such Claim, including the right to select and direct legal counsel and to accept or reject offers of settlement, all at its sole cost and expense, provided that no such settlement shall be made without the written consent of the Indemnified Party if such settlement is reasonably likely to affect adversely such party's business or operations. Nothing herein shall prevent an Indemnified Party from retaining its own counsel and participating in its own defense, at its own cost and expense.

6.6   Injunctive Relief

      Each of the parties acknowledges that irreparable harm will result to the others if one of them breaches its obligations under this Agreement. The parties acknowledge that such a breach may not be adequately compensable by an award of Damages. Each of the parties agrees that any other party may apply to a court of competent jurisdiction for an order for injunctive relief or other equitable relief enjoining such breach at the earliest possible date.

6.7   No Requirement to Exhaust Claims

      An Indemnified Party may elect to proceed with a Claim against any one or more of its Indemnifying Parties. For greater certainty, no Indemnified Party, in making a Claim under this Agreement, shall be required to seek or exhaust its remedies against an Indemnifying Party as a precondition to making, adjudicating or settling such Claim against any other Indemnifying Party.

6.8   Claims

      Notwithstanding any other provision of this Agreement, the parties agree that Article 6 sets out the sole and exclusive manner by which any party to this Agreement may seek monetary compensation from any other party to this Agreement.

                                    ARTICLE 7
                                   TERMINATION

7.1   Termination

      This Agreement may, by notice in writing by any party given prior to or on the Date of Closing, be terminated: (i) by mutual consent of all the parties; or
(ii) if the Closing has not been completed prior to April 30, 2004. Upon giving the requisite notice, each of the parties hereto will be released from all obligations hereunder. If a party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, subject to Article 6, the waiver will be without prejudice to any of its rights of termination or otherwise in the event of non-fulfillment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

                                    ARTICLE 8
                                     CLOSING

8.1   Location and Time of the Closing

      The Closing will take place at the Closing Time on the Date of Closing at the offices of Goodmans LLP in Toronto, Ontario, Canada, or at such other place, on such other date and at such other time as may be agreed upon in writing by the parties.

8.2   Closing Procedures

      8.2.1 Subject to satisfaction or waiver by the relevant parties of the conditions of Closing, at the Closing Time the deliveries and payments contemplated by this Agreement, in the case of the Closing, will be completed as provided herein.

      8.2.2 USEY shall deliver (or cause to be delivered) to Countryside Acquisition against delivery of the items listed in Section 8.2.3:

                    (i) a certificate evidencing the Purchased Securities duly endorsed in blank or with stock powers in blank attached and duly executed;

                   (ii) a certificate of Good Standing of Seller from the
                        Secretary of State of Delaware and Certificates of Status of USE Canada Holdings and USE Canada from Industry Canada;

                  (iii) a certified copy of the resolutions of the directors of
                        USEY approving the transactions contemplated hereby and an incumbency certificate regarding the individual(s) executing this Agreement;

                   (iv) all minute books, corporate records and ledgers of USE
                        Canada Holdings and USE Canada and all other books and records of USE Canada Holdings and USE Canada;

                    (v) resignations from all officers and directors of USE
                        Canada Holdings and USE Canada other than from their positions as employees of USE Canada;

                   (vi) such corporate legal opinions of USEY's counsel
                        respecting the transactions contemplated hereby in form and substance reasonably acceptable to the Fund and Countryside Acquisition and their counsel;

                  (vii) subject to Section 5.6 hereof, the 116 Certificate;

                 (viii) a certificate of an officer of USEY, USE Canada
                        Holdings and USE Canada confirming the truth and correctness of the representations and warranties of USEY set forth in Sections 3.3, 3.4 and 3.5 or identifying any changes required to make such representations and warranties true and correct, as of the Closing Date; and

                   (ix) such other instruments as the Fund and Countryside
                        Acquisition or its counsel shall reasonably deem necessary to consummate the transactions contemplated hereby.

      8.2.3 Countryside Acquisition shall deliver (or cause to be delivered) to USEY against delivery of the items listed in
                  Section 8.2.2:

                    (i) the Purchase Price;

                   (ii) a certificate of status of Countryside Acquisition from
                        Industry Canada;

                  (iii) a certified copies of the resolutions of the trustees of the Fund and the directors of Countryside Acquisition, approving the transactions contemplated hereby and an incumbency certificate regarding the individual(s) executing this Agreement;

                   (iv) such corporate legal opinion respecting the transactions contemplated hereby in form and substance reasonably acceptable to USEY and its counsel;

                    (v) a certificates of trustees, directors or officers of the
                        Fund and Countryside Acquisition confirming the truth and correctness of the representations and warranties of the Fund and Countryside Acquisition set forth in Sections 3.1 and 3.2, respectively, or identifying any changes required to make such representations and warranties true and correct, as of the Closing Date; and

                   (vi) such other instruments as USEY or its counsel shall
                        reasonably deem necessary to consummate the transactions contemplated hereby.

            (a) All proceedings taken and all documents executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceeding shall be deemed taken nor any document executed or delivered until all have been taken, executed and delivered.

                                    ARTICLE 9
                                 GENERAL MATTERS

9.1   Severability

      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

9.2   Enurement

      This Agreement will be binding upon and enure to the benefit of the parties to this Agreement and their respective successors and permitted assigns from time-to-time.

9.3   Assignment

      This Agreement may not be assigned by any party hereto without the prior written consent of each of the other parties.

9.4   Notices

      All notices and other communications to USEY, USE Canada Holdings, the Fund, and Countryside Acquisition under this Agreement will be in writing and will be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at any other address for the party as is specified in like notice):

      9.4.1       if to the Fund:

                      246 Waterloo Street
                      London, Ontario
                      N6B 2N4

                  with a copy to:

                      1 North Lexington Avenue
                      4th Floor
                      White Plains, New York
                      10601

                      Attention: The Trustees c/o Goran Mornhed
                      Fax:       914-993-5190

      9.4.2       if to Countryside Acquisition:

                      246 Waterloo Street
                      London, Ontario
                      N6B 2N4

                  with a copy to:

                      1 North Lexington Avenue
                      4th Floor
                      White Plains, New York
                      10601

                      Attention: Goran Mornhed
                      Fax:       914-993-5190

      9.4.3       if to USEY:

                      1 North Lexington Avenue
                      4th Floor
                      White Plains, New York
                      10601

                      Attention: Allen Rothman
                      Fax:       (914) 993-5190

Any notice given as aforesaid will be deemed to have been given at the time delivered or faxed (provided complete transmission is confirmed) if delivered or faxed to the recipient on a Business Day (in the city in which the addressee is located) and before 4:30 p.m. (local time in the city in which the addressee is located) on such Business Day, and otherwise will be deemed to be given at 9:00 a.m. (local time in the city in which the addressee is located) on the next following Business Day (in the city in which the addressee is located). Any party may change its address for notice by notice to the other parties hereto given in the manner herein provided.

9.5   Non-Merger

      Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties will not merge on and will survive the Closing and, notwithstanding such Closing and any investigation made by or on behalf of any party, will continue in full force and effect. Subject to Section 3.7 and
Article 6, Closing will not prejudice any right of one party against any other party in respect of anything done or omitted under this Agreement or in respect of any right to Damages or other remedies.

9.6   Governing Law

      This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

9.7   Attornment

      Subject to Section 6.6, each of the parties agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or later to the venue of that action or proceeding, irrevocably submits to the jurisdiction of those courts in that action or proceeding, agrees to be bound by any judgment of those courts.

9.8   Limitation of Liability in Respect of the Fund

      9.8.1 The trustees of the Fund, in incurring any debts, liabilities or obligations, or in taking or omitting any other actions for or in connection with the affairs of the Fund are, and shall be conclusively deemed to be, acting for and on behalf of the Fund, and not in their own personal capacities. None of the trustees of the Fund shall be subject to any personal liability for any debts, liabilities, obligations, claims, demands, judgements, costs, charges or expenses (including legal expenses) against or with respect to the Fund or in respect to the affairs of the Fund. No property or assets of the trustees of the Fund, owned in their personal capacity or otherwise, will be subject to any levy, execution or other enforcement procedure with regard to any obligations under this Agreement. No recourse may be had or taken, directly or indirectly, against the trustees of the Fund in their personal capacity. The Fund shall be solely liable therefor and resort shall be had solely to the property and assets of the Fund for payment or performance thereof.

      9.8.2 No unitholder of the Fund as such shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any party to this Agreement in connection with the obligations or the affairs of the Fund or the acts or omissions of the trustees of the Fund whether under this Agreement or otherwise and the other parties hereto shall look solely to the property and assets of the Fund for satisfaction of claims of any nature arising out of or in connection therewith and the property and assets of the Fund only shall be subject to levy or execution.

9.9   Time of Essence

      Time is of the essence of this Agreement.

9.10  Entire Agreement

      This Agreement and the other agreements contemplated hereby constitute the entire agreement between the parties pertaining to the subject matter hereof. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement or as otherwise set out in writing and delivered at Closing. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made by any party hereto or its directors, officers, employees or agents, to any other party hereto or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent aforesaid.

9.11  Counterparts

      This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties; provided, however, that any party providing its signature in such manner will promptly forward to the other parties an original of the signed copy of this Agreement which was so faxed.

9.12  Further Assurances

      Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time-to-time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

9.13  Corporate Name

      Countryside Acquisition shall not require any change to the names of USE Canada Holdings and USE Canada prior to the Closing; all approvals or authorizations as a result of any such change after the Closing shall be the sole responsibility of Countryside Acquisition. USE Canada may continue to use its name for a period of six months following the Date of Closing.

9.14  Public Announcements

      All media contacts and public announcements by the parties hereto or their Affiliates regarding the matters covered by this Agreement shall be mutually agreed upon by the parties hereto. Notwithstanding the foregoing, the parties hereto and their Affiliates may make such public announcements, reports, filings and disclosures concerning this Agreement and the businesses of the Issuer as may be required by the rules of or any agreement with the United States Securities and Exchange Commission, the New York Stock Exchange, Inc., the Nasdaq Stock Market, any Securities Commission or the Toronto Stock Exchange provided, that, such disclosing party or Affiliate shall use reasonable efforts to consult with the other party regarding the nature and contents of the contemplated disclosure.

9.15  Cooperation with Respect to Government Filings and Reports

      The Fund, Countryside Acquisition and USEY agree to provide the other party (without cost to such other party) with access during reasonable business hours and for a reasonable business purpose and such cooperation and information, including, but not limited to, all records, books, contracts, instruments, computer data and other data, including all historical financial and tax information, and personnel with relevant knowledge of such information, as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing, contemplated by this Agreement. Such cooperation and information shall include, without limitation, promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any government authority to the appropriate party. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice and shall provide explanation of any documents or information provided hereunder.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                        COUNTRYSIDE POWER INCOME FUND, by
                                        its attorney, COUNTRYSIDE CANADA POWER
                                        INC.

                                        By: ____________________________________


                                        COUNTRYSIDE CANADA ACQUISITION INC.

                                        By: ____________________________________


                                        U.S. ENERGY SYSTEMS, INC.

                                        By: ____________________________________


                                        USE CANADA HOLDINGS CORP.

                                        By: ____________________________________


                                        USE CANADA ENERGY CORP.

                                        By: ____________________________________

                                  SCHEDULE "A"

                             FORM OF UNDERTAKING TO
                                RELEASE SECURITY


                                     - 33 -